Ex.99.j
Consent of Registered Independent Public Accounting Firm

The Shareholders and Board of Trustees
The Rockland Funds Trust:

We consent to the use of our report, incorporated by reference herein, and to the references to our Firm under the headings “Financial Highlights of the Fund” and “Registered Independent Public Accounting Firm” in the Prospectus and “Registered Independent Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Chicago, Illinois
January 28, 2009